UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/15/2008

Air Transport Services Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50368

DE	26-1631624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)

(937) 382-5591
(Registrant’s telephone number, including area code)

ABX Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On September 15,2008, Cargo Aircraft Management, Inc., an indirect wholly owned subsidiary of Air Transport Services Group, Inc. ("ATSG"), entered into an agreement with Israel Aerospace Industries Ltd. for the conversion of up to fourteen Boeing 767-200 package freighters to full freighter configuration. The conversion primarily consists of the installation of a standard cargo door and loading system.

The aircraft are currently being operated by ABX Air, Inc., a wholly owned subsidiary of ATSG, in support of DHL's U.S. operation.   The conversion of the first aircraft began in September 2008. In the event all fourteen aircraft were to be converted, it's anticipated that five would be redelivered in 2009, six in 2010 and three in 2011. The cost to convert all fourteen aircraft would be approximately $150 million.

ABX Air, Inc. also has an agreement with Israel Aerospace Industries Ltd., dated December 17, 2001, for the conversion of Boeing 767-200 series aircraft from passenger to standard freighter configuration. There are currently no aircraft in modification under this Agreement.

The Agreement contemplates the execution of a more definitive agreement sometime within the next sixty days.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Transport Services Group, Inc.

Date: September 19, 2008	By:	/s/ W. Joseph Payne
W. Joseph Payne
Sr. VP, Corporate General Counsel & Secretary